FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,

                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Gary W. Pottorff
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource and its subsidiaries
     801 East 86th Avenue
     Merrillville, Indiana 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Secretary for NiSource and subsidiaries. Responsible for corporate records, minutes and certain reports.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Gary W. Pottorff      Confidential Treatment Requested      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

     Incentive Stock Options and restricted stock

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client:  $-------0--------

     (b) Itemized list of all other expenses:

No Other Expenses


Date:  February 9, 2001                 (Signed)  /s/ Gary W. Pottorff

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

 STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Stephen P. Adik
     NiSource, Inc.
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its Subsidiaries
     801 East 86th Avenue
     Merrillville, Indiana 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice Chairman of NiSource, Inc.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Stephen P. Adik       Confidential Treatment Requested      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-------0---------

     (b) Itemized list of all other expenses:

     No Other Expenses


Date: February 16, 2001                 (Signed) /s/Stephen P. Adik

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
           COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Stephen R. Byars
     2001 Mercer Road
     P.O. Box 14241
     Lexington, KY 40512-4241

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Inc.
     Columbia Gas of Kentucky, Inc.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Director of Regulatory and Government Policy; Direct regulatory and government affairs policy for Columbia Gas of Kentucky

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Stephen R. Byars      Confidential Treatment Requested      Columbia Gas of Kentucky
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $--------0--------

     (b) Itemized list of all other expenses:

No Other Expenses


Date:  February 12, 2001                (Signed)  /s/ Stephen R. Byars

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
           COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE

                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Timothy R. Caister
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.
     (Please see attached sheets)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     The companies use my services for purposes of monitoring actions and advocating positions at the Federal Energy Regulatory Commission. I advocate the various subsidiaries' positions at the Federal Energy Regulatory Commission in order to produce an optimal policy solution.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Timothy R. Caister    Confidential Treatment Requested      Nisource Corporate Services Co.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.


6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client: $--------0--------

     (b)  Itemized list of all other expenses:

No Other Expenses


Date:  February 1, 2001                 (Signed)  /s/ Timothy R. Caister

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

 STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     James M. Clarke 801 E. 86th Ave. Merrillville, IN  46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     EnergyUSA-TPC   NIPSCO   CNR   Primary Energy   All at 801 E. 86th Ave.
     Merrillville, IN 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     VP Risk and Capital Allocation   NiSource Corporate Services

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
James M. Clarke       Confidential Treatment Requested      NiSource Corporate Services Co
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b)  Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-------0---------

     (b) Itemized list of all other expenses:  No other expenses


Date:  2/11/01                          (Signed)  /s/James M. Clarke

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
           COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Jill C. Duson
     Northern Utilities Natural Gas, Inc.
     1075 Forest Avenue, Portland, ME  04103

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     The undersigned is a salaried employee of Northern Utilities, a wholly owned subsidiary of Bay State Gas Company. Bay State Gas Company is a wholly owned subsidiary of the registered holding company NiSource Inc. Attached please find a list of NiSource subsidiaries.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Position = Manager, Regulatory & Government Policy, ME/NH, Northern Utilities Natural Gas, Inc.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

------------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
================================================================================================
Jill C. Duson         Confidential Treatment Requested      Northern Utilities Natural Gas, Inc.
------------------------------------------------------------------------------------------------
Jill C. Duson         Confidential Treatment Requested      Northern Utilities Natural Gas, Inc.
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

================================================================================================

     (b)  Basis for compensation if other than salary.


6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client: $--------0--------

     (b)  Itemized list of all other expenses:

No Other Expenses


Date:  March 8, 2001                    (Signed)  /s/ Jill C. Duson

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Daniel D. Gavito
     801 East 86th Avenue
     Merrillville, IN  46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource, Inc.
     NiSource Corporate Services
     Northern Indiana Fuel & Light Co., Inc.
     Kokomo Gas & Fuel Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President -- Regulatory & Government Policy
     Manage the state regulatory policies and practices for all NiSource, Inc. affiliated, local distribution companies located in Indiana

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Daniel D. Gavito      Confidential Treatment Requested      Nisource Corporate Services
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-----------------

     (b) Itemized list of all other expenses:


Date:  February 1, 2001                 (Signed)  /s/ Daniel D. Gavito

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

 STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Jeffrey W. Grossman
     Vice President and Controller
     NiSource, Inc.
     801 East 86th Avenue
     Merrillville, IN  46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     None

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     Per schedule attached.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President and Controller
     NiSource, Inc.
     Columbia Energy Group

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Jeffrey W. Grossman   Confidential Treatment Requested      Columbia Energy Group
-----------------------------------------------------------------------------------------------
Jeffrey W. Grossman   Confidential Treatment Requested      NiSource, Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $----42,470.19-----

     (b)  Itemized list of all other expenses:
          No other expenses.


Date:  February 14, 2001                (Signed)  /s/ Jeffrey W. Grossman

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Mary Jo Huffman
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.
     (See Attached)

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship. Director Regulatory Policy, Regulatory & Government Policy, NiSource Energy Distribution Group

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Mary Jo Huffman       Confidential Treatment Requested      Nisource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client: $-----949.73------

     (b)  Itemized list of all other expenses:

No Other Expenses


Date:  January 31, 2001                 (Signed)  /s/ Mary Jo Huffman

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

 STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     David A. Kelly
     President
     IWC Resources Corporation
     1220 Waterway Blvd.
     Indianapolis, IN 46202

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. & Subsidiaries
     801 East 86th Avenue
     Merrillville, IN 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company
     801 East 86th Avenue
     Merrillville, IN 46410

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President Tax, NiSource Inc. & Subsidiaries
     President, IWC Resources Corporation

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
David A. Kelly        Confidential Treatment Requested      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $------0----------

     (b) Itemized list of all other expenses: No other expenses.


Date:  2/27/01                          (Signed) /s/David A. Kelly

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     JILL E.M. KUSIC
     950 SMILE WAY
     YORK, PA  17404

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     COLUMBIA GAS OF PA/MD
     650 WASHINGTON ROAD
     PITTSBURGH, PA  15228

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NISOURCE CORPORATE SERVICES COMPANY

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     MANAGER, GOVERNMENT POLICY

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3.
     (Use column (a) as supplementary statement only.)

---------------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===================================================================================================
JILL E.M. KUSIC       CONFIDENTIAL TREATMENT REQUESTED      NISOURCE CORPORATE SERVICES CORPORATION
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------

===================================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client: $------0---------

     (b)  Itemized list of all other expenses:  NO OTHER EXPENSES


Date:  3/8/2001                         (Signed) /s/ JILL E.M. KUSIC

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
           COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Mark T. Maassel

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     See attached listing

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President, Regulatory & Government Policy, NiSource Energy
     Distribution

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Mark T. Maassel       Confidential Treatment Requested      Nisource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

     Stock option grants may be received (not included in above numbers)

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $--------0---------

     (b) Itemized list of all other expenses:

No Other Expenses


Date:  February 6, 2001                 (Signed)  /s/ Mark T. Maassel

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

 STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Dennis W. McFarland
     NiSource Inc.
     801 East 86th Avenue
     Merrillville, IN     46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its subsidiaries

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Vice President

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Dennis W. McFarland   Confidential Treatment Requested      Columbia Energy Group
-----------------------------------------------------------------------------------------------
Dennis W. McFarland   Confidential Treatment Requested      NiSource Inc.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-----------------

     (b) Itemized list of all other expenses:


Date:February 13, 2001                  (Signed) /s/Dennis W. McFarland

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

          STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING
            COMPANY ACT OF 1935 BY A PERSON EMPLOYED OR RETAINED BY A
             REGISTERED HOLDING COMPANY OR A SUBSIDIARY THEREOF AND
                   WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                             Salary or other
                              compensations
                           --------------------
Name of recipient          received     to be                 Person or company from whom
                                      received                received or to be received
                            (a)         (b)
===============================================================================================
Terrence J. Murphy         Confidential Treatment Requested   Nisource
Vice President, Regulatory                                    801 E. 86th Avenue
& Government Policy                                           Merrillville, IN  46410
Columbia Gas of Pa./Md./Va.
Pittsburgh, PA 15228
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $------------------

     (b) Itemized list of all other expenses:


Date:  February 14, 2001                (Signed)  /s/ Terrence J. Murphy

     Section 12(i) of the Public Utility Holding Company Act of 1935 provides that it shall be unlawful for any person employed or retained by any registered holding company, or any subsidiary company thereof, to present, advocate, or oppose any matter affecting any registered holding company or any subsidiary company thereof, before the Congress or any Member or committee thereof, or before the Commission or Federal Power Commission, or any member, officer, or employee of either such Commission, unless appropriate reports are filed as the Commission may prescribe.

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Gary L. Neale
     NiSource Inc.
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its Subsidiaries

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Chairman, President and CEO

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Gary L. Neale         Confidential Treatment Requested      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $-------0---------

     (b) Itemized list of all other expenses:

       No Other Expenses


Date:  February 16, 2001                (Signed)   /s/Gary L. Neale

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     Michael O'Donnell
     NiSource, Inc.
     801 East 86th Avenue
     Merrillville, Indiana 46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NiSource Inc. and its Subsidiaries
     801 East 86th Avenue
     Merrillville, Indiana 46410

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NiSource Corporate Services Company

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     Executive Vice President and Chief Financial Officer of NiSource, Inc.

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Michael O'Donnell     Confidential Treatment Requested      NiSource Corporate Services Company
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $------0----------

     (b) Itemized list of all other expenses:

       No Other Expenses


Date:  February 16, 2001                (Signed)  /s/Michael O'Donnell

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     STEPHEN P. SMITH
     801 East 86th Avenue
     Merrillville, IN  46410-6272

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     NONE

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NISOURCE CORPORATE SERVICES COMPANY

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     PRESIDENT AND CHIEF OPERATING OFFICER - NISOURCE CORPORATE SERVICES COMPANY

     General managerial services for NISOURCE CORPORATE SERVICES COMPANY

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
Stephen P. Smith      Confidential Treatment Requested      Nisource Corporate Services Company
===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a) Total amount of routine expenses charged to client: $45,000.00

     (b) Itemized list of all other expenses:  No other expenses.


Date:  February 13, 2001                (Signed) /s/Stephen P. Smith

                      FORM U-12(I)-B (THREE-YEAR STATEMENT)
                    [As last amended in Release No. 35-26031,
                     effective May 31, 1994, 59 F.R. 21992.]

                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.

                               Calendar Year 2000

                                 FORM U-12(I)-B

  STATEMENT PURSUANT TO SECTION 12(i) OF PUBLIC UTILITY HOLDING COMPANY ACT OF
   1935 BY A PERSON EMPLOYED OR RETAINED BY A REGISTERED HOLDING COMPANY OR A
        SUBSIDIARY THEREOF AND WHOSE EMPLOYMENT CONTEMPLATES ONLY ROUTINE
                       EXPENSES AS SPECIFIED IN RULE 71(b)

  (To be filed in DUPLICATE. If acknowledgment is desired, file in triplicate)

1.   Name and business address of person filing statement.

     JOSEPH L. TURNER, JR.
     8407 VIRGINIA STREET
     MERRILLVILLE, IN  46410

2. Names and business addresses of any persons through whom the undersigned proposes to act in matters included within the exemption provided by paragraph (b) of Rule U-71.

     PRIMARY ENERGY, INC.

3. Registered holding companies and subsidiary companies by which the undersigned is regularly employed or retained.

     NISOURCE CORPORATE SERVICES COMPANY

4. Position or relationship in which the undersigned is employed or retained by each of the companies named in item 3, and brief description of nature of services to be rendered in each such position or relationship.

     PRESIDENT - PRIMARY ENERGY

5. (a) Compensation received during the current year and estimated to be received over the next two calendar years by the undersigned or others, directly or indirectly, for services rendered by the undersigned, from each of the companies designated in item 3. (Use column (a) as supplementary statement only.)

-----------------------------------------------------------------------------------------------
                        Salary or other
                         compensations
                      --------------------
Name of recipient     received     to be                    Person or company from whom
                                  received                  received or to be received
                        (a)         (b)
===============================================================================================
J. L. TURNER, JR.     CONFIDENTIAL TREATMENT REQUESTED      NISOURCE CORPORATE SERVICES CO.
-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------

===============================================================================================

     (b) Basis for compensation if other than salary.

6. (To be answered in supplementary statement only. See instructions.) Expenses incurred by the undersigned or any person named in item 2, above, during the calendar year in connection with the activities described in item 4, above, and the source or sources of reimbursement for same.

     (a)  Total amount of routine expenses charged to client:  $------0--------

     (b)  Itemized list of all other expenses:    No Other Expenses


Date:     2/13/01                       (Signed)  /s/Joseph L. Turner